Exhibit 4.75

FIRST AMENDMENT TO
FIRST AMENDED AND RESTATED CREDIT AGREEMENT

               This FIRST AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “First Amendment”), dated as of July 31, 2002, is entered into by and between TIPPERARY CORPORATION, a Texas corporation (“Borrower”), TIPPERARY OIL & GAS (AUSTRALIA) PTY LTD (ACN 077 536 871), a Queensland, Australia corporation (“TOGA”), TIPPERARY OIL & GAS CORPORATION, a Texas corporation (“TOGC”), LENDERS (as defined in the Credit Agreement, as defined below), TCW ASSET MANAGEMENT COMPANY, a California corporation (“TAMCO”), as Agent (as defined in the Credit Agreement, as defined below); and TAMCO, as Collateral Agent (as defined in the Credit Agreement, as defined below).

RECITALS:

               WHEREAS, Borrower, TOGA, TOGC, the Lenders and TAMCO, as Agent and Collateral Agent, are parties to that certain First Amended and Restated Credit Agreement, dated as of February 2, 2001 (the “Credit Agreement”).

               WHEREAS, the parties to the Credit Agreement desire, among other things, to increase the aggregate principal amount of borrowings under the Credit Agreement from Seventeen Million and 00/100 Dollars ($17,000,000) to Twenty Two Million and 00/100 Dollars ($22,000,000) for the purposes of financing the continued development of the Comet Ridge Project and other related activities.

               WHEREAS, Borrower and TOGC have acquired certain interests in the Comet Ridge Project subsequent to the entering into of the Credit Agreement which the parties desire to be included in the Collateral Properties, Eligible Proven Properties and Subject Properties.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

               Section 1. Definitions. Capitalized terms used and not otherwise defined in this First Amendment shall have the meanings set forth in the Credit Agreement, and the principles of interpretation set forth in Section 1.03 of the Credit Agreement shall be applicable to this First Amendment, mutatis mutandi, as if set forth in this First Amendment.

               Section 2. Amendment. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Credit Agreement is amended as follows:

(a)	Section 1.1 of the Credit Agreement is hereby amended as follows:

(i) The following new definition of “Acquired TC/TOGC Interests” is added:

“Acquired TC/TOGC Interests” means those certain interests in Authority To Prospect Number 526P (“ATP 526”) more particularly described in Exhibit S-2 hereto, including but not limited to, those interests acquired by Borrower and by TOGC subsequent to February 2, 2001 and prior to July 31, 2002, and any other interests in production licenses, oil, gas and/or mineral leases, licenses, concessions or other interests derived from such interests in ATP 526 and any other such interests covering any lands which are or at any time have been or shall be covered by the ATP 526.

(ii) The definition of “ANCF” is hereby amended by inserting, “TOGC” after words “Actual payments by either Borrower” in clause (1)(ii) thereof.

(iii) The definition of “Approved Capital Expenditures” is deleted and replaced in its entirety with the following new definition of “Approved Capital Expenditures”:

“Approved Capital Expenditures” means, for any period, Capital Expenditures made or to be made by or on behalf of TOGA, Borrower or TOGC, as the case may be, which (i)(a) are included in the Approved Plan of Development and (b) relate to Collateral Properties or (ii) are otherwise Approved specifically as “Approved Capital Expenditures” by Agent in its sole and absolute discretion.

(iv) The definition of “Australian Charge Document” is deleted and replaced in its entirety with the following new definition of “Australian Charge Documents”:

“Australian Charge Documents” means (i) that Fixed and Floating Charge entered into between TOGA and Collateral Agent dated as of February 21, 2001 in substantially the form attached hereto as Exhibit A, (ii) that Fixed and Floating Charge to be entered into between Borrower and Collateral Agent in substantially the form attached to the First Amendment as Exhibit D and (iii) that Fixed and Floating Charge to be entered into between TOGC and Collateral Agent in substantially the form attached to the First Amendment as Exhibit E.”

(v) The definition of “Eligible Proved Properties” is deleted and replaced in its entirety with the following new definition of “Eligible Proved Properties”:

“Eligible Proved Properties” means an oil and gas property which at the particular time in question (i) is either owned by TOGA, Borrower or TOGC and subject to the enforceable contract or other rights of TOGA, Borrower or TOGC under the Project JOA which entitle it to its proportionate share of Hydrocarbon production therefrom; (ii) is subject to registered Australian Charge Documents and filed Security Documents in each case which create perfected first security interests in such property or rights in favor of Collateral Agent; (iii) is not subject to forfeiture under the Project JOA or any other Project Documents; (iv) is not subject to any Prohibited Liens; and (v) is the subject of favorable title opinions or other assurance to Lenders from legal counsel acceptable to Agent, (A) based upon abstract or record examinations to dates acceptable to Agent, (B) stating or advising that TOGA, Borrower or TOGC, as the case may be, or the source of title of TOGA, Borrower or TOGC, has title to such property subject to comments and requirements set forth therein which are acceptable to Agent in its sole and absolute discretion and subject to no Prohibited Liens, and (C) covering such other matters as Agent may reasonably request.

(vi) The definition of “Equity Letter of Credit” is deleted and replaced in its entirety with the following new definition of “Equity Letter of Credit”:

“Equity Letter of Credit” means, collectively, the letter of credit delivered pursuant to Section 3.1(a)(xvi) and any amendment to such letter of credit or other letter of credit delivered on or before the Amendment Effective Date pursuant to Section 3(a)(iii) of the First Amendment.

(vii) The following definition of “First Amendment” shall be added:

“First Amendment” means the First Amendment to First Amended and Restated Credit Agreement, dated as of July 31, 2002, entered into by and between Borrower, TOGA, TOGC, Lenders and TAMCO, as Agent and Collateral Agent.

(viii) The definition of “Funding Expiry Date” is deleted and replaced in its entirety with the following new definition of “Funding Expiry Date”:

“Funding Expiry Date” means the earliest to occur of:

(i) the date on which an Event of Default occurs;

(ii) September 30, 2002; or

(iii) the date on which a Coverage Deficiency occurs.

(ix) The definition of “Initial Amortization Date” is deleted and replaced in its entirety with the following new definition of “Initial Amortization Date”: “Initial Amortization Date” means the first Quarterly Payment Date to occur after the first to occur of (a) the date on which an Event of Default occurs or (b) March 1, 2005.

(x) The definition of “LOE” is deleted and replaced in its entirety with the following new definition of “LOE”:

“LOE” means leasehold operating expenses and other field level or lease level charges for operations on the properties of TOGA, Borrower or TOGC included within the Collateral Properties including overhead charges of the operator under the Project JOA provided that such overhead charges shall not exceed the COPAS rates charged to other working interest owners under the Project JOA.

(xi) The definition of “Maturity Date” is deleted and replaced in its entirety with the following new definition of “Maturity Date”:

“Maturity Date” means December 31, 2008.

(xii) The definition of “Permitted Liens” is amended by adding to the end a new subsection (ix) as follows:

“(ix) all charges, liens, security interests and other rights granted by Borrower, TOGC or TOGA to or for the benefit of the Collateral Agent and the Lenders with respect to the Obligations.”

(x)       the Liens arising under the Fixed and Floating Charge, dated as of March 4, 2002, executed by TOGA in favor of Slough Estates USA, Inc. with respect to one (1) G-102 Soilmec Hydraulic Rig and other equipment, leases and interests related thereto; or

(xi) any other Lien approved by the Agent in its sole and absolute discretion.”

(xiii) The definition of “Proved Reserves” is hereby amended by inserting “and shall be comprised of Proved Developed Reserves and Proved Undeveloped Reserves" after word “Commission”.

(xiv) The following new definition of “Prepayment Premium” is added:

“Prepayment Premium” shall have the meaning set forth in Section 2.9(a).

(b) Section 2.1(b) of the Credit Agreement is hereby amended by deleting the following language “Nine Million Five Hundred and 00/100 Dollars ($9,500,000) and the aggregate amount of all Advances does not exceed Seventeen Million and 00/100 Dollars ($17,000,000)” and replacing it with “Fourteen Million Five Hundred and 00/100 Dollars ($14,500,000) and the aggregate amount of all Advances does not exceed Twenty Two Million and 00/100 Dollars ($22,000,000)”.

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(c) Section 2.4(b) of the Credit Agreement is hereby amended by deleting and replacing it in its entirety with “Borrower shall use approximately $14,500,000 of the proceeds from the Additional Loan Advances, which funds may be drawn upon as set forth in this Section 2.4 and in Article 3, for the sole purposes of capitalizing TOGA and TOGC (with respect to its Acquired TC/TOGC Interests) to pay and paying directly (with respect to its Acquired TC/TOGC Interests) the costs of the continued development of TOGA’s, Borrower’s and TOGC’s interests in the Project in accordance with the Approved Plan of Development.”.

(d) Section 2.8(c)(ii) of the Credit Agreement is hereby amended by deleting and replacing it in its entirety with the following:

“The “Scheduled Minimum Principal Payment” applicable on such Quarterly Payment Date, defined as the product of (A) the unpaid principal balance on the Notes as of December 31, 2004 and (B) the percentage set forth below for the month and year in which such Quarterly Payment Date occurs, rounded to the next higher $1,000:

Percentages for Computation of
Scheduled Minimum Principal Payments

Year	March	June	September	December	Total

2000	0%	0%	0%	0%
2001	0%	0%	0%	0%
2002	0%	0%	0%	0%
2003	0%	0%	0%	0%
2004	0%	0%	0%	0%
2005	5.3875%	5.3875%	5.3875%	5.3875%	21.55%
2006	6.5900%	6.5900%	6.5900%	6.5900%	26.36%
2007	5.9100%	5.9100%	5.9100%	5.9100%	23.64%
2008	7.0900%	7.0900%	7.0900%	Remainder	28.45%

Total					100%”

(e) Section 2.9(a) of the Credit Agreement is hereby amended by deleting and replacing in its entirety with the following:

“Optional Prepayments. In addition to the payments required under Sections 2.6 and 2.8, Borrower may, from time to time, through July 31, 2003, and upon ten (10) Business Days’ prior written notice to Lenders, prepay the Notes, in whole but not in part, so long as such prepayment is accompanied by the payment of, and there shall be due and payable upon any prepayment in full of principal during such period whether by optional prepayment or mandatory prepayment pursuant to Section 2.9(b), a prepayment premium (the “Prepayment Premium”) equal to the product of the applicable “Prepayment Premium Percentage” set forth below opposite the time period in which the date of prepayment occurs multiplied by the principal amount prepaid:

Date of Prepayment	Prepayment Premium Percentage
Prior to August 31, 2002	2.84%
September 30, 2002 to November 30, 2002	2.27%
December 1, 2002 to February 28, 2003	1.70%
March 1, 2003 to May 31, 2003	1.14%
June 1, 2003 to July 31, 2003	0.57%

In addition to the payments required under Sections 2.6 and 2.8, Borrower may, on or after July 31, 2003, from time to time and upon ten (10) Business Days’ prior written notice to Lenders, prepay the Notes, in whole or in part, so long as each partial prepayment of principal on the Notes is greater than or equal to $250,000. Each partial prepayment of principal shall be applied to the Minimum Principal Payments due under the Notes in the inverse order of their maturities.

Each prepayment of principal under this Section 2.9 shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal prepaid pursuant to this Section 2.9 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.”

(f) Sections 2.9(b)(ii) and (iii) of the Credit Agreement are hereby amended by deleting them in their entirety.

(g) Section 3.3(ii) of the Credit Agreement is hereby amended by deleting the figure “$9,500,000” and replacing it with “$14,500,000”.

(h) The last sentence of Section 4.1(l) of the Credit Agreement is amended by deleting the word “Neither” and replacing it with “Except for the acquisition and ownership of the Acquired TC/TOGC Interests by Borrower and TOGC, neither”.

(i) Section 4.1(t) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(t) Title; Security Documents; Interests Company Collateral. Subject to this paragraph, each of Borrower, TOGC and TOGA own and have good, legal and marketable title (with respect to personalty) and good, legal and indefeasible title (with respect to real property) to the Collateral purported to be so owned and covered by the Security Documents to which it is a party free and clear of all Liens other than Permitted Liens. Lender and Agent specifically acknowledge that as of the date of this Agreement, TOGA’s interest in the Project is a valid and enforceable contractual or equitable interest only under the Project JOA. TOGA has brought proceedings in the Courts of the State of Texas against Tri-Star Petroleum Company (“Tri-Star”) to remove Tri-Star as the operator of the Project and to require Tri-Star to transfer to TOGA and the other working group interest owners who are parties to the Project JOA their proportionate interests in the Authority to Prospect 526P and other property held in connection with the Project Properties. TOGA’s proportionate interest in the Project Properties is not encumbered by any Liens other than Permitted Liens. TOGA’s ownership of the interest in Eligible Proved Properties has not been forfeited and there is no basis for a claim of forfeiture under the Project JOA and other Project Documents and it is entitled to receive (net of all Permitted Liens) the share of the oil, gas and other minerals produced from or allocated to the leases and lands listed or described in Exhibit S-1 hereto or in any Security Document (the “TOGA Collateral Properties”) specified as fractional, percentage or decimal interests in such Exhibit S-1 hereto or Security Document under the heading “NRI” or “Revenue”. Such shares of production which TOGA is entitled to receive (and TOGA’s share of expenses relating to the Collateral Properties with respect to each lease and lands affected thereby and also specified in Exhibit S-1 or any Security Document under the heading “WI”) are not subject to change except, and only to the extent that, such changes are reflected in Exhibit S-1; and such shares of production and the oil and gas interests to which they relate are (and, unless and until released by Collateral Agent, shall remain) encumbered by the Security Documents. None of the Acquired TC/TOGC Interests held by Borrower and TOGC are encumbered by any Liens other than Permitted Liens. Each of Borrower’s and TOGC’s ownership interest in the Eligible Proved Properties has not been forfeited and there is no basis for a claim of forfeiture under the Project JOA and other Project Documents and it is entitled to receive (net of all Permitted Liens) the share of oil, gas and other minerals produced from or allocated to the leases and lands listed or described in Exhibit S-2 hereto or in any Security Document (the “TC/TOGC Collateral Properties” and together with the TOGA Collateral Properties, the “Collateral Properties”) specified as fractional, percentage or decimal interests in such in Exhibit S-2 hereto or the Security Documents under the heading “NRI” or “Revenue”. Such shares of production which either Borrower or TOGC is entitled to receive (and each of Borrower’s and TOGC’s expenses relating to the TC/TOGC Collateral Properties with respect to each lease and lands affected thereby and also specified in Exhibit S-2 hereto or the Security Documents under the heading “WI”) are not subject to change except, and only to the extent that, such changes are reflected in Exhibit S-2; and such shares of production and the oil and gas interests to which they relate are (and, unless and until released by the Collateral Agent, shall remain) encumbered by the Security Documents. There is no financing statement, mortgage or similar document covering any Collateral Property on file in any public office naming any party other than Collateral Agent as mortgagee or secured party other than financing statements, mortgage or similar documents which have heretofore expired or been terminated.”

(j) Section 5.1(b)(vi) of the Credit Agreement is hereby amended by replacing the use of the term “Calendar Quarter” with “Calculation Period.”

(k) Section 5.1(b)(x) of the Credit Agreement is hereby amended by inserting “, and all properties in Australia owned by Borrower or TOGC” after the words “if any”.

(l) Section 5.1(h) of the Credit Agreement is hereby amended by deleting the first three paragraphs after subclause (iii) and replacing them in their entirety with:

“Borrower, TOGC or TOGA may, however, delay paying or discharging any such Taxes described in clauses (i) through (iii) above so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside adequate cash reserves therefor.

(iv) Each of Borrower, TOGC or TOGA agrees to pay or to cause to be paid all governmental assessments, charges, taxes, levies, imposts or other liabilities imposed by any Australian Governmental Person (including Australian Withholding Taxes) including any interest or penalties thereon and any stamp or documentary or other excise or property taxes, at any time payable by it or ruled to be payable by it, by reason of any Australian Governmental Person or Australian Governmental Rule (collectively, “Taxes”), and to indemnify and hold the Holders and Collateral Agent harmless against liability fees or additional expense with respect to or in connection with any such Taxes. Each of Borrower, TOGC or TOGA hereby further agrees as follows:

(A) Any and all payments made by Borrower, TOGC and TOGA hereunder and under any of the other Loan Documents, whether of principal, Coupon Interest, Royalty, expenses or otherwise shall be free and clear of and without deduction or withholding for any and all Taxes and all liabilities with respect thereto including Australian Withholding Taxes. If any of Borrower, TOGC or TOGA shall be required by law to deduct or withhold any Taxes (including Australian Withholding Taxes) from or in respect of any sum payable to the Collateral Agent or any Holder hereunder or under any of the other Loan Documents, the sums payable under the Notes or the Loan Documents shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this paragraph) the Holders or Collateral Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Borrower, TOGC and TOGA shall make such deductions or withholdings and Borrower, TOGC and TOGA shall pay the full amount deducted or withheld to the relevant Australian or other foreign taxation authority or other Australian or other foreign authority in accordance with applicable law.”

(m) Section 5.1(h)(v) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(v)	Upon the reasonable request of Holder, TOGA, TOGC and Borrower shall furnish to the Holder copies of the presented forms filed in connection therewith and the original or a certified copy of a receipt or certificate evidencing payment thereof. Without prejudice to the survival of any other agreement of Borrower, TOGC or TOGA hereunder, the agreements and obligations of Borrower and TOGA contained in this Section 5.1 shall survive for a period of ten (10) years after the date of termination hereof.”

(n) Section 5.1(m) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Execution of Supplements to Royalty Agreement; Assignment of Royalties from Comet Ridge Participants. Borrower shall execute and deliver to Royalty Payee from time to time, upon request of Royalty Payee or otherwise promptly upon the acquisition of interests in such Lands as described below, Supplements to the Royalty Agreement in the form of Exhibit T (collectively, the “Supplement to Royalty Agreement”) agreeing to pay, and Borrower hereby agrees to pay, overriding royalties as described in the Royalty Agreements with respect to all properties, authorities to prospect, licenses, leases, wells and other interests (determined in as broad a manner as practicable with reference to lands covered by any of the foregoing and not just with respect to wells, spacing units or well bores) in Australia (collectively, “Lands”) beneficially owned or in which interests are owned or held by TOGA, Borrower or TOGC or any Subsidiary of TOGA, Borrower or TOGC, whether now or hereafter acquired, at any time after the Closing Date through and including the Royalty Determination Date which Lands are (1) categorized or include or have attributed to them reserves which are categorized as Proved Reserves in any Engineering Report, including without limitation the Engineering Report to be delivered pursuant to Section 5.1(b)(x), upon either (i) the request of the Royalty Payee or (ii) the Royalty Determination Date and (2) either comprise a portion of the Project or constitute Non-Project Properties which have been developed by Capital Expenditures which were funded directly or indirectly with the proceeds of any Advance.”

(o) Section 5.1(p) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(p) Waiver of Litigation Payments. In the event that any action or lawsuit is initiated by or on behalf of any of the Lenders, Holders, Agent, Collateral Agent or their successors, transferees or assignees (such entity being referred to in this Section 5.1 as “Plaintiff”) in Australia or elsewhere against Borrower, TOGC or TOGA, each of Borrower, TOGC and TOGA irrevocably waives its right to have, and agrees not to request, plead or claim that, Plaintiff post, pay or offer any “cautio judicatum solve” bond or “excepcion de arraigo” due to its status as a foreign entity, and each of Borrower, TOGC and TOGA further waives any objection that it may now or hereafter have to a Plaintiff’s claim that such Plaintiff should be exempt or immune from posting, paying, making or offering any such “cautio judicatum solvi” bond or “excepcion de arraigo” due to its status as a foreign entity .”

(p) Section 5.2(b) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(b) Limitation on Liens. None of Borrower, TOGC nor TOGA will create, assume or permit to exist any Lien upon any of the properties or assets relating to the Project which any of Borrower, TOGC or TOGA now owns or hereafter acquires, except Permitted Liens. Neither Borrower nor TOGC will create, assume or permit to exist any Lien upon (i) any of the capital stock of TOGC or TOGA, as the case may be, or (ii) any of the Collateral which Borrower or TOGC or any subsidiary of Borrower or TOGC now owns or hereafter acquires.”

(q) Section 5.2(d) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(d) Limitation on Sales of Property. None of Borrower, TOGC nor TOGA will sell, transfer, lease, exchange, discount, assign, abandon, surrender, alienate or dispose of any interest in the Project or any material interest therein, including without limitation the Collateral, without the express written consent of Agent except for (i) any equipment or other tangible personal property which is replaced by comparable equipment or other tangible personal property of equal or greater mutability or value or (ii) acreage within an authority to prospect (ATP) which is required to be surrendered pursuant to a Governmental Rule. Neither Borrower nor TOGC will sell, transfer, lease, exchange, discount, assign, abandon, surrender, alienate or dispose of (i) any capital stock or other equity of TOGC or TOGA or any debt Obligation owed by TOGC to Borrower or (ii) any part of the Collateral or any material interest therein without the express written consent of Agent.”

(r) Section 5.2(k) of the Credit Agreement is hereby amended by deleting the figure “$1,000,000” and replacing it with “$500,000”.

(s) Section 6.2 of the Credit Agreement is hereby amended by inserting after the words “April 28, 2000” the following:

“or the interest of Borrower or TOGC in the Project Properties as of July 31, 2002”

(t) Exhibit S of the Credit Agreement is hereby amended by replacing it in its entirety with Exhibits S-1 and S-2 attached hereto.

(u) Schedule 1 of the Credit Agreement is hereby amended by deleting and replacing it in its entirety with the Schedule 1 attached hereto.

(v) Schedule 3 of the Credit Agreement is hereby amended by deleting and replacing it in its entirety with the Schedule 3 attached hereto.

(w) Schedule 4 of the Credit Agreement is hereby amended by deleting and replacing it in its entirety with the Schedule 4 attached hereto.

Section 3. Conditions to Effectiveness. This First Amendment shall become effective upon the satisfaction of all of the following conditions precedent (the date of satisfaction of all such conditions being referred to as the “Amendment Effective Date”):

(a) delivery to the Agent, by facsimile, copies of the following described documents (each of which shall be in form and substance satisfactory to the Agent and its counsel):

(i) this First Amendment, duly executed and delivered by the parties;

(ii) Notes evidencing the additional borrowing of $5,000,000 in the form of Exhibit A with appropriate insertions, each payable to the order of the Holders in the stated amounts set forth in the column “2002 Notes” in Schedule 3, and duly executed and delivered by the Borrower;

(iii) an amendment to the Overriding Royalty Agreement substantially in the form attached hereto as Exhibit B.

(iv) a Supplement to the Overriding Royalty Agreement to add the Acquired TC/TOGC Interests to the Subject Properties substantially in the form attached hereto as Exhibit C.

(v) a Fixed and Floating Charge between Borrower and Collateral Agent in substantially the form attached hereto as Exhibit D.

(vi) a Fixed and Floating Charge between TOGC and Collateral Agent in substantially the form attached hereto as Exhibit E.

(vii) an amendment to the Pledge and Security Agreement to add the Acquired TC/TOGC Interests of Borrower substantially in the form attached as Exhibit F.

(viii) an amendment to the First Amended and Restated Security Agreement to add the Acquired TC/TOGC Interests of TOGC substantially in the form attached as Exhibit G.

(ix) either (a) an amendment to the letter of credit delivered pursuant to Section 3.1(a)(xvi) of the Credit Agreement increasing the amount of such letter of credit from $3,500,000 to $5,000,000 or (b) an irrevocable standby letter of credit in the form of Exhibit G-1 to the Credit Agreement in favor of Collateral Agent issued by a bank Approved by Agent in its sole and absolute discretion pursuant to which Collateral Agent shall be authorized to draw One Million Five Hundred Dollars ($1,500,000);

(x) a copy of resolutions of the Board of Directors of each of Borrower, TOGC and TOGA authorizing the execution of this First Amendment and any other documents executed in connection herewith.

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(xi) an officers certificate from each of Borrower, TOGC and TOGA certifying that the representations and warranties set forth in Section 4 hereof are true in all material respects as of the date hereof.

(xii) an opinion of Allens Arthur Robinson, Australian counsel for the Related Persons, covering such matters requested by Agent and otherwise in form acceptable to Agent and its counsel;

(xiii) an opinion of Jackson & Nash, or other New York counsel acceptable to Agent for the Related Persons, covering such matters requested by Agent and otherwise in form acceptable to Agent and its counsel;

(xiv) an opinion of Glast, Phillips & Murray, P.C., or other Texas counsel acceptable to Agent for the Related Persons, covering such matters requested by Agent and otherwise in form acceptable to Agent and its counsel;

(b) The representations and warranties set forth in Section 4 of this First Amendment shall be true and correct as of the Amendment Effective Date.

Section 4. Representations and Warranties of Borrower, TOGC and TOGA. Each of Borrower, TOGC and TOGA represents and warrants to Holders, Lenders, Agent and Collateral Agent as of the date hereof that:

(a) Power and Authority. Each of Borrower, TOGC and TOGA has full corporate power, authority and legal right to execute and deliver this First Amendment, and to perform its obligations under the Credit Agreement as amended by this First Amendment (the “Amended Agreement”) and the Loan Documents to which it is a party.

(b) Authorization of Agreements. The execution and delivery of this First Amendment and performance of the Amended Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of each of Borrower, TOGC and TOGA and its board of directors and this First Amendment has been duly executed and delivered by each of Borrower, TOGC and TOGA.

(c) Enforceability. Each of the Amended Agreement and the Loan Documents to which it is a party constitutes the legal, valid and binding obligation of each of Borrower, TOGC and TOGA, enforceable against each of them in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(d) No Conflict. The execution, delivery and performance by each of Borrower, TOGC and TOGA of this First Amendment and the Loan Documents to which it is a party and the performance by each of Borrower, TOGC and TOGA of the Amended Agreement and the Loan Documents to which it is a party do not and will not: (i) require any consent or approval that has not been obtained and remains in full force and effect, (ii) violate any provision of its respective charter or bylaws or of any Government Rule or Government Approval applicable to it or the Project, (iii) violate,

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result in a breach of or constitute a default under any Project Document or any other material agreement or instrument to which it is a party or by which it or its Property may be bound or affected or (iv) result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by it, except, in the case of clauses (ii) and (iii) above, where any such violation, breach or default could not reasonably be expected to have a Material Adverse Effect.

(e) Government Approvals. The execution, delivery and performance by each of Borrower, TOGC and TOGA of this First Amendment and the Loan Documents to which it is a party do not and will not require any Government Approval and do not result in the impairment of any Government Approval previously obtained in connection with the execution, delivery and performance of the Project Documents.

(f) Representations and Warranties in the Credit Agreement. Each of Borrower, TOGC and TOGA confirms that each of the representations and warranties contained in Section 4.1 of the Credit Agreement is (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and complete to the extent of such qualification on and as of the Amendment Effective Date (both immediately prior to and after giving effect to this First Amendment) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (ii) if not so qualified, true and complete in all material respects on and as of the Amendment Effective Date (both immediately prior to and after giving effect to this First Amendment except with respect to the last sentence of Section 4.1(l) and the amendments to Section 4.1(t) which are true and correct only after giving effect to this First Amendment) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date).

(g) Absence of Default or Event of Default. As of the Amendment Effective Date, no Default or Event of Default has occurred and is continuing.

(h) The Acquired TC/TOGC Interests described on Exhibit S-2 and the Collateral Properties of TOGA described in Exhibit S-1 include all interests in petroleum leases, authorities to prospect, oil, gas or petroleum leases, licenses, concessions or similar agreements, interests or rights in the Project owned directly or indirectly by Borrower, TOGC, TOGA or any Subsidiary of any of Borrower, TOGC or TOGA.

Section 5. Tri-Star Litigation. Upon delivery of evidence satisfactory to the Agent that the litigation between Tri-Star and Borrower has been concluded in a manner and pursuant to documentation in form and substance satisfactory to the Agent, the Tri-Star Litigation Indemnity Letter of Credit shall no longer be required under the Amended Agreement.

Section 6. Yield Adjustment Payment. On or before the Amendment Effective Date, Borrower shall pay in immediately available funds to Lenders a yield adjustment payment in an amount equal to Fifty Thousand Dollars ($50,000).

Section 7. Miscellaneous.

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(a) Reference to and effect on the Credit Agreement and the other Loan Documents.

(i) The Credit Agreement and the other Loan Documents as specifically amended by this First Amendment shall remain in full force and effect and are hereby ratified and confirmed.

(ii) The execution, delivery and performance of this First Amendment shall not, except as expressly provided in this First Amendment, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Lenders, the Collateral Agent, the Agent, the Borrower, TOGC or TOGA under, the Credit Agreement or any of the other Loan Documents.

(iii) Upon the conditions precedent set forth in this First Amendment being satisfied, this First Amendment shall be construed as one with the Credit Agreement, and the Credit Agreement shall, where the context requires, be read and construed throughout so as to incorporate this First Amendment.

(iv) This First Amendment and all documents delivered pursuant to Section 3 hereof shall be deemed to be Loan Documents.

(b) Fees and Expenses. Borrowers acknowledge that all costs, fees and expenses as described in Section 5.1(i) of the Credit Agreement incurred by Lenders, Holders, the Collateral Agent and the Agent, and in each case its counsel, with respect to this First Amendment and the documents and transactions contemplated hereby shall be for the account of each of Borrower, TOGC and TOGA. As such, Borrower agrees to pay all attorneys’ fees and costs of Milbank, Tweed, Hadley & McCloy LLP and Minter Ellison in connection with this First Amendment and the documents and transactions contemplated hereby. In addition, upon the Amendment Effective Date, Borrower agrees to pay in immediately available funds to TAMCO an expense reimbursement payment in an amount equal to Twenty Five Thousand Dollars ($25,000).

(c) Execution in Counterparts. This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party to this First Amendment may execute this First Amendment by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart.

(d) Headings. The section and subsection headings appearing in this First Amendment are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this First Amendment.

(e) Severability. If any provision contained in or obligation under this First Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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(f) Waiver of Jury Trial, Punitive Damages, Etc. EACH OF BORROWER, TOGC, TOGA, THE AGENT, THE COLLATERAL AGENT AND LENDERS HEREBY:

(i) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY LOAN CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY;

(ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES;

(iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND

(iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 6(f).

(g) Governing Law; Submission to Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE BORROWER HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK AND THE COUNTY OF NEW YORK AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT OR ANY OF ITS SUBSIDIARIES IN ANY LEGAL PROCEEDING RELATING TO THE LOAN DOCUMENTS OR THE OBLIGATIONS BY ANY MEANS ALLOWED UNDER NEW YORK OR FEDERAL LAW. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT I N SUCH A COURT HAS BEEN BROUGHT IN AN

15

INCONVENIENT FORUM. BORROWER HAS APPOINTED CT CORPORATION AS ITS AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK AND SHALL NOTIFY THE LENDERS IN WRITING OF ANY CHANGE IN SUCH APPOINTMENT (WHICH MAY BE CHANGED ONLY TO ANOTHER CORPORATE AGENT HAVING AN ADDRESS IN NEW YORK, NEW YORK).

                    IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BORROWER:	TIPPERARY CORPORATION, a Texas corporation

By: /s/ David L. Bradshaw
Name: David L. Bradshaw
Title: President

TOGA:	TIPPERARY OIL & GAS (AUSTRALIA) PTY LTD (ACN 077 536 871), a Queensland, Australia corporation

By: /s/ David L. Bradshaw
Name: David L. Bradshaw
Title: President

TOGC:	TIPPERARY OIL & GAS CORPORATION, a Texas corporation

By: /s/ David L. Bradshaw
Name: David L. Bradshaw
Title: President

LENDERS:	TCW DEBT AND ROYALTY FUND VI, L.P., a California limited partnership

By: TCW Asset Management Company, a California corporation, as General Partner

By: /s/ Arthur R. Carlson
Name: Arthur R. Carlson
Title: Managing Director

By: /s/ Thomas F. Mehlberg
Name: Thomas F. Mehlberg
Title: Managing Director

TCW ASSET MANAGEMENT COMPANY, a California corporation, as Investment Manager pursuant to the Investment Management Agreement dated as of October 27, 1997 between Delta Air Lines, Inc., TCW Asset Management Company and Trust Company of the West

By: /s/ Arthur R. Carlson
Name: Arthur R. Carlson
Title: Managing Director

By: /s/ Thomas F. Mehlberg
Name: Thomas F. Mehlberg
Title: Managing Director

TCW ASSET MANAGEMENT COMPANY, a California corporation, as Investment Manager pursuant to the Investment Management and Custody Agreement dated as of October 27, 1997 between University of Chicago, TCW Asset Management Company and Trust Company of the West

By: /s/ Arthur R. Carlson
Name: Arthur R. Carlson
Title: Managing Director

By: /s/ Thomas F. Mehlberg
Name: Thomas F. Mehlberg
Title: Managing Director

TCW ASSET MANAGEMENT COMPANY, a California corporation, as Investment Manager pursuant to the Investment Management and Custody Agreement dated as of October 27, 1997 between University of Notre Dame du Lac, TCW Asset Management Company and Trust Company of the West

By: /s/ Arthur R. Carlson
Name: Arthur R. Carlson
Title: Managing Director

By: /s/ Thomas F. Mehlberg
Name: Thomas F. Mehlberg
Title: Managing Director

TCW ASSET MANAGEMENT COMPANY, a California corporation, as Investment Manager pursuant to the Investment Management and Custody Agreement dated as of October 24, 1997 between William N. Pennington Separate Property Trust dated January 1, 1991, TCW Asset Management Company and Trust Company of the West

By: /s/ Arthur R. Carlson
Name: Arthur R. Carlson
Title: Managing Director

By: /s/ Thomas F. Mehlberg
Name: Thomas F. Mehlberg
Title: Managing Director

LION II CUSTOM INVESTMENTS LLC LIFE INSURANCE COMPANY OF GEORGIA SECURITY LIFE OF DENVER INSURANCE COMPANY SOUTHLAND LIFE INSURANCE COMPANY

By: TCW Asset Management Company, a California corporation, as Investment Manager

By: /s/ Arthur R. Carlson
Name: Arthur R. Carlson
Title: Managing Director

By: /s/ Thomas F. Mehlberg
Name: Thomas F. Mehlberg
Title: Managing Director

AGENT:	TCW ASSET MANAGEMENT COMPANY, a California corporation

By: /s/ Arthur R. Carlson
Name: Arthur R. Carlson
Title: Managing Director

By: /s/ Thomas F. Mehlberg
Name: Thomas F. Mehlberg
Title: Managing Director

COLLATERAL AGENT:	TCW ASSET MANAGEMENT COMPANY, a California corporation

By: /s/ Arthur R. Carlson
Name: Arthur R. Carlson
Title: Managing Director

By: /s/ Thomas F. Mehlberg
Name: Thomas F. Mehlberg
Title: Managing Director

EXHIBIT A

FORM OF SENIOR SECURED PROMISSORY NOTE

$_____________	New York, New York
Note No._____	Date: July____, 2002

               FOR VALUE RECEIVED, the undersigned, TIPPERARY CORPORATION, a Texas corporation (“Promisor”), hereby unconditionally promises to pay to the order of ___________________, or assigns (“Holder”), the principal sum of ____________ AND 00/100 DOLLARS ($_______) (or so much thereof as shall not have been repaid) on or before December 31, 2008. The undersigned also promises to pay to the Holder hereof interest on the unpaid principal hereof, at the rate set forth in and in accordance with that certain First Amended and Restated Credit Agreement, dated as of February 2, 2001, among Promisor, TCW Asset Management Company in the capacities described therein and the other parties thereto (as amended, modified or restated from time to time, the “Credit Agreement”). All undefined capitalized terms used herein shall have the meaning given in the Credit Agreement. Payments of principal and interest shall be computed on the bases set forth in the Credit Agreement and shall be payable as follows: (i) from and after the Initial Funding Date and until this Note is repaid in full, Coupon Interest for each Calendar Quarter (or part thereof) shall be payable quarterly on the Quarterly Payment Date, (ii) from and after the Initial Amortization Date, principal shall be payable quarterly on the Quarterly Payment Date in the amount equal to the Principal Payment for such quarter set forth in the Credit Agreement, (iii) Late Payment Rate Interest shall be payable immediately upon accrual, and (iv) the outstanding principal balance shall be payable on the Maturity Date. Payments of principal and interest are to be made in lawful money of the United States of America in immediately available funds.

               This Note is issued pursuant to the Credit Agreement and is secured by and entitled to the benefits thereof. This Note is also secured by certain of, and entitled to the benefits provided in, the other Loan Documents (by the terms of which agreements the Holder hereof, by its acceptance hereof, agrees to be bound), in each case to the extent provided in said agreements.

               All principal under and interest on this Note shall be payable without deduction or withholding for or on account of any present or future taxes, duties, fees or other charges levied or imposed on this Note or the Holder by the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein. If the Promisor is required by law to make any such deduction or withholding, it will pay the Holder such additional amounts as may be necessary so that every net payment of principal of and interest on the Note received by the Holder will not be less than the amount provided in the Credit Agreement to be then due and payable.

               THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND TRANSFER OF THIS NOTE IS SUBJECT TO RESTRICTIONS SET FORTH IN THE CREDIT AGREEMENT.

               Subject to the terms and conditions set forth in the Credit Agreement, upon surrender of this Note, duly endorsed, or accompanied by a written instrument of transfer or assignment or request for reissuance, duly executed by the registered Holder hereof or such Holder’s attorney duly authorized in writing, one or more new Notes for a like principal amount will be issued to, and, at the option of the Holder, registered in the name of, such Holder or the designated transferee(s) or assignee(s). Promisor may deem and treat the person in whose name this Note is registered as the Holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever.

               If an Event of Default shall occur and be continuing, the principal of this Note may, under certain circumstances, become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

               This Note shall be binding upon the successors and assigns of the Promisor and shall inure to the benefit of the successors and assigns of the Holder.

               This Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America. Promisor hereby submits to the nonexclusive jurisdiction of the state and federal courts sitting in the State of New York and County of New York for the purposes of all legal proceedings arising out of or relating to this Note or the transactions contemplated hereby. Promisor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

TIPPERARY CORPORATION, a Texas corporation

By: __________________________________
Name: David L. Bradshaw
Title: President

EXHIBIT B

FORM OF SECOND AMENDMENT TO OVERRIDING ROYALTY AGREEMENT

EXHIBIT C

FORM OF SUPPLEMENT TO OVERRIDING ROYALTY AGREEMENT

EXHIBIT D

FORM OF FIXED AND FLOATING CHARGE - BORROWER

EXHIBIT E

FORM OF FIXED AND FLOATING CHARGE - TOGC

EXHIBIT F

FORM OF AMENDMENT TO PLEDGE AND SECURITY AGREEMENT

EXHIBIT G

FORM OF AMENDMENT TO FIRST AMENDED AND RESTATED SECURITY AGREEMENT

EXHIBIT S-1

TOGA COLLATERAL PROPERTIES

1.	PL 90 (Petroleum Lease)

Principal Holder: Tri-Star Petroleum Company Location: Fairview Field

2.	PL 91 (Petroleum Lease)

Principal Holder: Tri-Star Petroleum Company Location: Fairview Field

3.	PL 92 (Petroleum Lease)

Principal Holder: Tri-Star Petroleum Company Location: Fairview Field

4.	PL 99 (Petroleum Lease)

Principal Holder: Tri-Star Petroleum Company Location: Fairview South Extended

5.	PL 100 (Petroleum Lease)

Principal Holder: Tri-Star Petroleum Company Location: Fairview Field

6.	ATP 526 (Authority to Prospect)

Principal Holder: Tri-Star Petroleum Company Location: North east of Injune (Bowen/Surat Basins)

7.	ATP 655 (Authority to Prospect)

Principal Holder: Tipperary Corporation Location: Surrounding Injune (Bowen/Surat Basins)

8.	ATP 675 (Authority to Prospect)

Principal Holder: Tipperary Corporation Location: North west of Injune (Bowen/Surat Basins)

9.	ATP 690 (Authority to Prospect)

Principal Holder: Tipperary Corporation Location: East of ATP 675 and North west of ATP 526

Operating Agreement between Tri-Star Petroleum Company, Tipperary Oil & Gas (Australia) Pty Ltd and the Comet Ridge Participants dated May 15, 1992, as amended from time to time.

Interests Owned By TOGA

All Petroleum Leases and Authority to Prospect 526

Before Payout			After Payout

“NRI”	“WI”		“NRI”	“WI”

Revenue	LOE	Capital	Revenue	LOE	Capital

55.715625%	61.90625%	65.0%	49.59%	55.1%	55.1%

Authority to Prospect 655, 675 and 690

Before Payout			After Payout

“NRI”	“WI”		“NRI”	“WI”

Revenue	LOE	Capital	Revenue	LOE	Capital

90.000%	100.000%	100.000%	90.000%	100.000%	100.0%

EXHIBIT S-2

BORROWER/TOGC COLLATERAL PROPERTIES

1.	PL 90 (Petroleum Lease)

Principal Holder: Tri-Star Petroleum Company
Location: Fairview Field

2.	PL 91 (Petroleum Lease)

Principal Holder: Tri-Star Petroleum Company
Location: Fairview Field

3.	PL 92 (Petroleum Lease)

Principal Holder: Tri-Star Petroleum Company
Location: Fairview Field

4.	PL 99 (Petroleum Lease)

Principal Holder: Tri-Star Petroleum Company
Location: Fairview South Extended

5.	PL 100 (Petroleum Lease)

Principal Holder: Tri-Star Petroleum Company
Location: Fairview Field

6.	ATP 526 (Authority to Prospect)

Principal Holder: Tri-Star Petroleum Company
Location: North east of Injune (Bowen/Surat Basins)

Operating Agreement between Tri-Star Petroleum Company, Tipperary Oil & Gas (Australia) Pty Ltd and the Comet Ridge Participants dated May 15, 1992, as amended from time to time.

Interests Owned By Borrower

Before Payout			After Payout

“NRI”	“WI”		“NRI”	“WI”

Revenue	LOE	Capital	Revenue	LOE	Capital

2.63671875%	2.9296875%	3.0%	2.4975%	2.775%	2.775%

Interests Owned By TOGC

Before Payout			After Payout

“NRI”	“WI”		“NRI”	“WI”

Revenue	LOE	Capital	Revenue	LOE	Capital

4.21875%	4.6875%	5.0%	3.60%	4.0%	4.0%

SCHEDULE 1

DISCLOSURE SCHEDULE

1.	Re: Article 4 of the Credit Agreement. The Form 10-QSB of Tipperary Corporation for the Quarter Ended March 31, 2002, as well as its Annual Report on Form 10-KSB for the year ended December 31, 2002, a copy of which has been delivered to the Agent, is incorporated.

2.	Re: Section 4.1 (m) of the Credit Agreement. Subsidiaries of Tipperary Corporation:
a. Tipperary Oil & Gas Corporation, a Texas corporation - wholly owned and parent of TOGA;
b. Burro Pipeline Corporation, a New Mexico corporation - wholly owned.
3.	Re: Section 4.1 (o) of the Credit Agreement. In connection with the execution of the Loan Documents, the Borrower is obligated to pay a fee to Weisser, Johnson & Co. under an agreement with said company dated October 15, 1998. A copy of this agreement has been delivered to the Agent.

4.	Re: Section 4.1 (v) of the Credit Agreement. Copies of all existing gas sales contracts of TOGA have been previously delivered to the Agent.
5.	Re: Section 4.1 (v) of the Credit Agreement. A Gas Imbalance Schedule as of June 30, 2002, relating to the Comet Ridge Project has been delivered to the Agent.

SCHEDULE 3

HOLDERS’ INDIVIDUAL NOTE AMOUNTS/PRO RATA SHARES

Holder	Combined O/S Principal and New Note Amount	Combined Pro Rata Share	Initial Note Amount	Outstanding Initial Note Principal Amount	Initial Pro Rata Share	New Note Amount	New Note Pro Rata Share
TCW Debt and Royalty Fund VI, L.P., a California limited Partnership	$10,537,416	47.921431%	$8,319,177	$8,313,766	48.936335%	$2,223,650	44.47301%
TRUST COMPANY OF THE WEST, a California trust Company, as Sub-Custodian for the Delta Master Trust dated May 27, 1982, as amended, under the Sub-Custody Agreement and Power of Attorney dated October 30, 1997	$3,896,072	17.718324%	$2,849,033	$2,847,180	16.759019%	$1,048,892	20.97784%
LION II CUSTOM INVESTMENTS LLC	$365,735	1.663267%	$267,447	$267,273	1.573216%	$98,462	1.96924%
LIFE INSURANCE COMPANY OF GEORGIA	$182,867	0.831633%	$133,724	$133,636	0.786608%	$49,231	0.98462%
SECURITY LIFE OF DENVER INSURANCE COMPANY	$914,338	4.158172%	$668,617	$668,182	3.933041%	$246,156	4.92312%
SOUTHLAND LIFE INSURANCE COMPANY	$365,735	1.663267%	$267,447	$267,273	1.573217%	$98,462	1.96924%
TRUST COMPANY OF THE WEST, a California trust company, as Custodian for the University of Chicago	$1,138,872	5.179294%	$1,139,613	$1,138,872	6.703607%	$0	0.00000%
TRUST COMPANY OF THE WEST, a California trust company, as Custodian for the University of Notre Dame du Lac	$691,834	3.146282%	$505,909	$505,580	2.975937%	$186,254	3.72509%
TRUST COMPANY OF THE WEST, a California trust company, as Custodian for William N. Pennington Separate Property Trust dated January 1, 1991	$3,896,073	17.718329%	$2,849,033	$2,847,180	16.759020%	$1,048,893	20.97784%
TOTAL	$21,988,942	100.000000%	$17,000,000	$16,988,942	100.000000%	$5,000,000	100.00000%

SCHEDULE 4

SECURITY SCHEDULE

Party	Collateral	Instrument(S)	Where Filed	Timing Requirement
Borrower
  All interests in TOGA
  All interests in TOGC to the extent related to TOGA
  Any Inter-company Debt owed by TOGC or TOGA to Borrower
  All rights, claims and interests in the Tri-Star Litigation
  All interests of Borrower in Acquired TC/TOGC Interests
		Borrower Pledge and Security Agreement UCC-1 Financing Statement Amendment to UCC-1 Financing Statement	TX, CO, NY TX, CO, NY
	All funds received from TOGA or TOGC in Borrower-TOGC Collateral Account	Borrower-TOGA Collateral Account Agreement
	All interests of Borrower in Acquired TC/TOGC Interests	Australian Fixed and Floating Charge Document	Queensland
TOGC	Capital Stock of TOGA Inter-company Debt owed from TOGA All other interests in TOGA All rights, claims and interests in the Tri-Star Litigation All interests of TOGC in Acquired TC/TOGC Interests	TOGC Pledge and Security Agreement UCC-1 Financing Statement Amendment to UCC-1 Financing Statement	TX, CO, NY TX, CO, NY
	All funds received from TOGA in Borrower-TOGC Collateral Account	Borrower-TOGC Collateral Account Agreement
	All interests of TOGC in Acquired TC/TOGC	Australian Fixed and Floating Charge	Queensland

	Interests	Document
Guarantor		Guarantee Agreement	Queensland
	All rights, claims and interest under Project JOA and in the Tri-Star Litigation All assets of TOGA including all interests in ATPs and Leases	TOGA Security Agreement UCC-1 Financing Statement	TX, CO, NY Queensland
	All assets of TOGA including all interests in ATPs and Leases	Australian Fixed and Floating Charge Document	Queensland
	All funds in the TOGA Dollar Collateral Account	TOGA Dollar Collateral Account Agreement
	All funds in the TOGA Australian Collateral Account	TOGA Australian Collateral Account Agreement